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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

         CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
            SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
         SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
                    OF THE SECURITIES EXCHANGE ACT OF 1934.


                                Commission File Number        33-92950
                                                      --------------------------


            Chase Manhattan Mortgage Corporation, as Master Servicer
              with respect to Chase Mortgage Finance Corporation,
          Multi-Class Mortgage Pass-Through Certificates, Series 1995A
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             (Exact name of registrant as specified in its charter)


 300 Tice Boulevard, 3rd Floor North, Woodcliff Lake, New Jersey  07675;
                               (201) 307-6552
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


     Chase Mortgage Finance Corporation, Multi-Class Mortgage Pass-Through
                         Certificates, Series 1995A
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            (Title of each class of securities covered by this Form)

                                      None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


          Rule 12g-4(a)(1)(i)      / /       Rule 12h-3(b)(1)(i)      /x/
          Rule 12g-4(a)(1)(ii)     / /       Rule 12h-3(b)(1)(ii)     /x/
          Rule 12g-4(a)(2)(i)      / /       Rule 12h-3(b)(2)(i)      / /
          Rule 12g-4(a)(2)(ii)     / /       Rule 12h-3(b)(2)(ii)     / /
                                             Rule 15d-6               /x/


     Approximate number of holders of record as of the certification or notice
date:               9
     ---------------------------

     Pursuant to the requirements of the Securities Exchange Act of 1934 Chase Manhattan Mortgage Corporation, as Master Servicer with respect to Chase Mortgage Finance Corporation, Multi-Class Mortgage Pass-Through Certificates, Series 1995A has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:     1/10/96                   By:   /s/ Michael D. Katz
     -----------------------------    -----------------------------------------
                                      MICHAEL D. KATZ, SENIOR VICE PRESIDENT

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.